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                                                                      Exhibit 21

                         SUBSIDIARIES OF CMP MEDIA INC.

CMP International Corp.
CMP Media Limited
CMP France S.N.C.
CMP Media (U.K.) Limited
CMP Media GmbH
CMP Media (Singapore) Pte. Ltd.
Reality Research, Inc.
NSTL, Inc.
NSTL (Canada) Inc.


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